Exhibit 10.19

THIS SUBORDINATED UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OF CYOPTICS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SUBORDINATED UNSECURED PROMISSORY NOTE

$4,000,000.00 plus “Additional Principal Amount” (defined below)	April 29, 2005
Allentown, Pennsylvania

FOR VALUE RECEIVED, the undersigned, CyOptics, Inc., a Delaware corporation (the “Maker”), with principal offices at 7360 Windsor Drive, Allentown, Pennsylvania, 18106, hereby promises to pay to the order of TriQuint Semiconductor, Inc. (the “Payee”), at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, or at such other address as Payee may from time to time designate in writing to Maker, or Payee’s assigns, in lawful money of the United States of America, the principal sum of (x) Four Million Dollars ($4,000,000.00) plus (y) the “Additional Principal Amount” (computed in accordance with Section 2.3(b) of the Purchase Agreement, defined below), together with interest on the outstanding portion of such principal amount as set forth in Section 2(a) below.

This promissory note as amended, restated, supplemented or otherwise modified from time to time (this “Note”) is subordinated and unsecured and a Note under the Asset Purchase Agreement, by and between Maker and Payee, of even date herewith (the “Purchase Agreement”). Additional rights and duties of Payee and Maker are contained in the Purchase Agreement. Terms used herein, but not defined have the meanings assigned to them in the Purchase Agreement.

Upon determination by Payee and Maker of the Additional Principal Amount, the parties may restate this Note with a corrected principal amount giving effect to such determination and removing the references to the “Additional Principal Amount.”

1.              Definitions.

(a)           “Change in Control” shall mean (i) the close of a transaction in which Maker is acquired by another entity by merger, consolidation, share purchase, share exchange or other reorganization or any transaction in which the holders of Maker’s voting capital stock immediately prior to such transaction hold less than fifty percent (50%) of Maker’s voting capital stock after the transaction; (ii) the close of a sale of more than fifty percent (50%) the assets of Maker and (iii) the closing of an initial public offering of Maker’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of Maker’s incorporation.

Maker:	/s/ [ILLEGIBLE]

(b)           “Common Stock” shall mean the Common Stock of CyOptics, Inc., $0.001 par value per share.

(c)           “Event of Default” has the meaning given in Section 5 hereof.

(d)           “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

(e)           “Maker” shall mean the corporation initially executing this Note and any Person that shall succeed to or assume the obligations of Maker under this Note by operation of law in accordance with the terms herein.

(f)            “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition of Maker; (b) the ability of Maker to pay or perform the Obligations in accordance with the terms of the Transaction Documents or to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Payee or its assigns under the Transaction Documents or any related document, instrument or agreement.

(g)           “Maturity Date” shall mean the earlier of: (i) January 1 2012, and (ii) the occurrence of a Change in Control.

(h)           “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Maker to Payee of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Maker hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i)            “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j)            “Senior Indebtedness” shall mean the principal of and premium, if any, and interest on, and fees and charges with respect to (i) a credit facility provided by Comerica Bank on the date hereof in the maximum principal amount of up to $12,500,000; together with deferrals, renewals, extensions and refinancings of such indebtedness, (ii) any prior or future equipment purchase arrangement or equipment lease financing arrangement and any future draws on such financing arrangements for which the financing arrangement is secured by the

Maker:	/s/ [ILLEGIBLE]

equipment, (iii) any other indebtedness of bank borrowings with an original maturity date of less than one year, or (iv) any other indebtedness of Maker which Maker and Payee may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness.

(k)           “Subsidiary” shall mean (a) any existing or future corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Maker, or (b) any existing or future partnership, limited liability company, joint venture, or other association of which more than 50% of the interest having the power to vote, direct or control the management of such partnership, limited liability company, joint venture or other association is at the time directly or indirectly owned and controlled by Maker or its affiliates, or (c) any other existing or future entity included in the financial statements of Maker on a consolidated basis.

(l)            “Transaction Documents” shall mean this Note, the Purchase Agreement, the Warrant issued or issuable under the Purchase Agreement, and all exhibits and schedules to any of the foregoing agreements, and all of the foregoing agreements as they may be amended from time to time.

Payments.

(m)          General.   Payments due under this Note shall include interest and principal. The interest rate shall be the lesser of (i) eight and one half percent (8.5%) and (ii) three percent (3.0%), plus the one-year London Interbank Offered Rate as determined on the date of this promissory note and redetermined on each subsequent anniversary hereof (or business day most closely following that date if no rate is published for that date), in each case per annum. The initial payment shall be made April 1, 2007, thereafter payments shall be made on each January 1, April 1, July 1 and October 1 until the earlier of repayment in full or January 1, 2012.

(n)           Initial Payment.   On April 1, 2007, the following payment shall be due and payable: an amount equal to the sum of the accrued interest for the twenty-four (24) month period commencing the date hereof and ending April 1, 2007 and a quarterly installment determined by amortizing the total principal amount hereunder over twenty (20) equal quarterly installments using the then applicable interest rate. The interest rate for the accrued interest for the period commencing on the date hereof and ending on April 1, 2006 shall be determined on the date hereof. The interest rate for the accrued interest for the period commencing on April 1, 2006 and ending on April 1, 2007 shall be determined on April 1, 2006. The interest rate to be used in the amortization calculation for the payment due on April 1, 2007 shall be determined on April 1, 2007.

(o)           Subsequent Quarterly Payments.   For each quarterly period commencing July 1, 2007 and ending January 1, 2012 the following payment shall be due and payable: an amount equal to the sum of the accrued interest for the period commencing the date hereof and ending April 1, 2007 and a quarterly installment determined by amortizing the total principal amount hereunder over twenty (20) equal quarterly installments using the then applicable interest

Maker:	/s/ [ILLEGIBLE]

rate. The rate of interest to be used in the amortization calculation for subsequent quarterly payments shall be redetermined on an annual basis on each anniversary hereof and shall be applicable for the ensuing twelve (12) month period.

(p)           To the extent applicable, on January 1, 2012, any remaining principal and accrued interest shall become due in full.

For avoidance of doubt, Schedule A summarizes the scheduled payment dates for all payments due hereunder and provides a sample calculation of amortized payments.

Permitted Liens and Indebtedness. Maker shall not incur, without the express written consent of Payee, any indebtedness for money borrowed, excluding the Senior Indebtedness, unless such indebtedness by its terms is expressly subordinated to the indebtedness evidenced hereunder. Additionally, no Liens shall be permitted on any of Maker’s property or assets material to its business without the express written consent of Payee, excluding Liens related to Senior Indebtedness.

Prepayments. This Note including accrued but unpaid interest may be prepaid, in whole or in part, at any time without premium or penalty.

2.              DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)           Failure to Pay.   Maker shall fail to pay when due (i) any principal or interest payment on the date due hereunder or (ii) any other payment required under the terms of this Note or any other Transaction Document, and such payment shall not have been made within five days of Maker’s receipt of Payee’s written notice to Maker of such failure to pay; or

(b)           Breaches of Covenants.   Maker or any of its Subsidiaries shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note or any Transaction Document and (i) such failure shall continue for fifteen (15) days after Maker’s receipt of Payee’s written notice to Maker specifying such failure, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days after Maker knew or should have reasonably known of such failure or (B) Maker or its Subsidiary shall not have commenced a cure in a manner reasonably satisfactory to Payee within the initial fifteen (15) day period; or

(c)           Representations and Warranties.   Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Maker to Payee in writing in connection with any Transaction Document, or as an inducement to Payee to enter into any Transaction Document, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)           Other Payment Obligations.   Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof, excluding this Note and the other Transaction Documents) by Maker or any of its Subsidiaries in an aggregate principal amount in excess of $250,000 is not paid when due either

Maker:	/s/ [ILLEGIBLE]

at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled; or

(e)           Voluntary Bankruptcy or Insolvency Proceedings.   Maker or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of itself or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(f)            Involuntary Bankruptcy or Insolvency Proceedings.   Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(g)           Judgments.   A final judgment or order for the payment of money in excess of $100,000 shall be rendered against Maker or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Maker or any of its Subsidiaries; or

(h)           Transaction Documents.   Any Transaction Document or any material term thereof shall cease to be, or be asserted by Maker not to be, a legal, valid and binding obligation of Maker enforceable in accordance with its terms; or

(i)            Material Adverse Effect.   One or more conditions exist or events have occurred which result in a Material Adverse Effect.

Remedies Upon Default. If an Event of Default shall occur, then and in any such event, in addition to all rights and remedies of Payee under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all amounts owing under this Note to be due and payable, whereupon the then unpaid balance hereof, together with all accrued and unpaid interest thereon, shall forthwith become due and payable and the annual interest rate payable on this Note shall be increased from the date of the Event of Default to twelve percent (12%).

Maker:	/s/ [ILLEGIBLE]

3.             COVENANTS. For so long as any amount remains outstanding hereunder, Maker shall furnish to Payee:

(a)           written notice of the occurrence of any Event of Default promptly upon Maker becoming aware of the occurrence of such Event of Default;

(b)           as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year:

(i)           consolidated balance sheets, statements of income and statements of cash flows of Payee and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter; and

(ii)          consolidated balance sheets, statements of income and statements of cash flows of Payee and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and

(c)           as soon as available and in any event within one hundred and fifty (150) days after the end of each fiscal year, a copy of the annual audit report for such year for Payee and its Subsidiaries, including consolidated balance sheets, statements of income and statements of cash flows as of the end of such fiscal year.

4.             SUBORDINATION

(a)           The indebtedness evidenced by this Note, and the principal, interest and fees and charges with respect hereto, are wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the payment of all Senior Indebtedness and deferrals, renewals, extensions and refundings of such Senior Indebtedness. No indebtedness of Maker, other than Senior Indebtedness, shall be senior in any respect to the indebtedness evidenced by this Note.

(b)           The provisions of this Section 8 are intended solely for the purposes of defining the relative rights of the holders of this Note and the holders of Senior Indebtedness. Nothing in this Section 8 shall impair, as between Maker and Payee, the obligation of Maker, which is unconditional and absolute, to pay to the holder of this Note the principal and interest thereon, in accordance with the terms of this Note, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to Payee.

(c)           Upon request by Maker, Payee shall execute and deliver a commercially reasonable subordination agreement confirming the subordination of the indebtedness evidenced by this Note to the Senior Indebtedness.

5.             AUTOMATIC ACCELERATION. This Note shall accelerate and shall be due and payable in full on the Maturity Date.

Maker:	/s/ [ILLEGIBLE]

Attorneys’ Fees. In any proceeding to enforce or concerning this Note, in addition to any other relief that the prevailing party may be entitled to, the prevailing party shall be entitled to recover their attorneys’ fees and costs incurred at the trial and appellate levels, including, without limitation, any attorneys’ fees and costs incurred in litigating the entitlement to and amount of such attorneys’ fees and costs.

Notice. Maker hereby severally waives demand, protest, presentment and notice of maturity, non-payment or protest and any and all requirements necessary to hold Maker liable as an executor of this Note.

Amendment and Waiver. Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee. The waiver by Payee of Maker’s prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default and the failure by Payee to exercise any right or remedy which it may possess hereunder and shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.

Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Assignment by Maker. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Payee. Payee may, upon written notice to Maker, assign this Note and its rights, interests and obligations hereunder by operation of law or otherwise to any Subsidiary or to any entity in which the holders of Payee’s voting capital stock shall receive interests in connection with a merger of Payee.

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or carrier or other form of rapid communications, if possible, and if not, then such notice or communication shall be mailed by first-class U. S. mail, postage prepaid, addressed in each case to the party entitled thereto at the following addresses: (a) if to Maker, to CyOptics, Inc., Attention: Chief Financial Officer, 7360 Windsor Drive, Allentown, Pennsylvania, 18106 and (b) if to Payee, TriQuint Semiconductor, Inc., Attention: Chief Financial Officer, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, or at such other address as one party may furnish to the other in writing. Notice shall be deemed effective on the date dispatched if by personal delivery, telecopy, telex or telegram; two (2) days after mailing if by express mail; or three (3) days after mailing if by first-class mail.

Payment. Payment shall be made in lawful tender of the United States.

[The rest of this page is intentionally blank.]

Maker:	/s/ [ILLEGIBLE]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Maker:

CYOPTICS, INC.

By:	/s/ Ed Coringrato
Name:	Ed Coringrato
Title:	President and CEO

Acknowledged and Agreed by Payee:

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Stephanie Welty
Name:	Stephanie Welty
Title:	VP Finance

SIGNATURE PAGE TO SUBORDINATED UNSECURED PROMISSORY NOTE

Schedule A

Payment Summary

•      20 total payment due dates and 20 total quarterly payments

•      First scheduled payment due April 1, 2007

•      Equal quarterly installment payments from April 1, 2007 through January 1, 2012

•      Final payment due no later than 5:00 p.m. eastern standard time on January 1, 2012

Maker:	/s/ [ILLEGIBLE]

Example Calculation of Payments*

Amortization of CyOptics note payable to TriQuint - revised note

rate = LIBOR + 300	6.70%	Assumes rate is constant - it will reset annually
Actual rate will differ and be set at date of close

Interest only for 2 years then level payment for 5 years with interest rates re-set annually

Date	Principal	Interest	Payment	Principal	Comments
4/4/2005	5,500,000	368,500	—	5,868,500	Interest is for 24 months
7/1/2005	5,868,500	—	—	5,868,500
10/1/2005	5,868,500	—	—	5,868,500
1/1/2006	5,868,500	—	—	5,868,500
4/1/2006	5,868,500	393,190	—	6,261,690	Interest is set on 4/1/06 for new LIBOR rate
7/1/2006	6,261,690		—	6,261,690
10/1/2006	6,261,690		—	6,261,690
1/1/2007	6,261,690		—	6,261,690	This total is then amortized over 20 payments
4/1/2007	6,261,690	—	364,927	5,896,763	Interest would be reset at current LIBOR + 300 rate
7/1/2007	5,896,763	98,771	364,927	5,630,607
10/1/2007	5,630,607	94,313	364,927	5,359,992
1/1/2008	5,359,992	89,780	364,927	5,084,845
4/1/2008	5,084,845	85,171	364,927	4,805,090	Interest would be reset at current LIBOR + 300 rate
7/1/2008	4,805,090	80,485	364,927	4,520,648
10/1/2008	4,520,648	75,721	364,927	4,231,442
1/1/2009	4,231,442	70,877	364,927	3,937,392
4/1/2009	3,937,392	65,951	364,927	3,638,417	Interest would be reset at current LIBOR + 300 rate
7/1/2009	3,638,417	60,943	364,927	3,334,433
10/1/2009	3,334,433	55,852	364,927	3,025,358
1/1/2010	3,025,358	50,675	364,927	2,711,106
4/1/2010	2,711,106	45,411	364,927	2,391,590
7/1/2010	2,391,590	40,059	364,927	2,066,722
10/1/2010	2,066,722	34,618	364,927	1,736,413
1/1/2011	1,736,413	29,085	364,927	1,400,571
4/1/2011	1,400,571	23,460	364,927	1,059,104
7/1/2011	1,059,104	17,740	364,927	711,917
10/1/2011	711,917	11,925	364,927	358,915
1/1/2012	358,915	6,012	364,927	0	Note paid in full on 1/1/2012

	Totals	1,798,537	7,298,537

*This is an example of the calculation of payments.  The actual payment amounts will vary as the interest rate for each twelve month period will be redetermined on each anniversary of the Subordinated Unsecured Note.

Maker:	/s/ [ILLEGIBLE]